Exhibit 99.1

Media Contact:
Johnathan Stone
Kwittken
646-747-7161
DJOEmpi@kwittken.com

DJO Investor Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2015

Company announces plan to exit Empi business and focus on higher growth Bracing, Surgical and International segments

SAN DIEGO, CA, November 10, 2015 – DJO Global, Inc. (“DJO Global” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter ended September 26, 2015.

Third Quarter Results

DJOFL achieved net sales for the third quarter of 2015 of $300.0 million, reflecting a decrease of 1.8%, compared to net sales of $305.5 million for the third quarter of 2014. Net sales for the third quarter of 2015 were unfavorably impacted by changes in foreign currency exchange rates compared to the rates in effect in the third quarter of 2014, which resulted in a decrease of net sales of $11.2 million. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the third quarter of 2015 increased by 1.9% compared to net sales for the third quarter of 2014.

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Adjusted EBITDA for the third quarter of 2015 was $68.9 million, or 23.0% of net sales, reflecting a decrease of 2.1% compared to Adjusted EBITDA of $70.4 million, or 23.0% of net sales, for the third quarter of 2014. On a constant currency basis, Adjusted EBITDA for the third quarter of 2015 increased by 3.4% compared to Adjusted EBITDA for the third quarter of 2014.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s new senior secured credit facilities (“New Senior Credit Facilities”) and the indentures governing its 8.125% second lien notes, its 10.75% third lien notes and its 9.75% senior subordinated notes. Reconciliation from net loss to Adjusted EBITDA is included in the attached financial tables.

For the third quarter of 2015, DJOFL reported a net loss attributable to DJOFL of $177.8 million, compared to a net loss of $21.2 million for the third quarter of 2014. The loss includes $164.9 million of non-cash impairment charges associated with Empi goodwill and intangible assets.

“Our Bracing, Surgical and International segments continue to perform well. Excluding the Recovery Sciences segment, aggregate net sales from our other business segments for the third quarter of 2015 increased by 8.7% compared to net sales for the third quarter of 2014.” said Mike Mogul, DJO Global’s Chief Executive Officer. “The challenging coverage and reimbursement environment, however, has continued to drive the Recovery Sciences business downward, primarily due to lower sales of Empi products. As a result of these ongoing challenges and despite our actions to improve this business over the past few years, we do not expect the sales and profitability of Empi’s products to return to acceptable levels and therefore have developed a plan to exit the Empi business over the next several months.”

“Despite the many year effort by our Empi team to stabilize this business, the Empi business has created a major revenue and EBITDA headwind for the entire company for the last 4 years. This has hindered not only the company’s performance but as well our ability to focus and execute in faster growing businesses. We are excited about the past, current and future growth trajectory of DJO Global net of the Empi business and will be working with dispatch to execute these changes.”

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Sales by Business Segment

Net sales in DJO’s Bracing and Vascular segment were $133.2 million for the third quarter of 2015, reflecting an increase of 3.1%, compared to net sales in the third quarter of 2014, driven by the new account acquisition in our OfficeCare Channel, an increase in third party payor billing and growth in sales of direct consumer products and vascular pumps.

Net sales for DJO’s Recovery Sciences segment were $59.6 million in the third quarter of 2015, reflecting a decrease of 19.4% compared to the third quarter of 2014. This decrease was driven primarily by lower sales of Empi products. The decrease in Empi sales was due to the continued challenging coverage and reimbursement environment, changes to our business processes for Empi products and a restructuring of the Empi selling organization. The loss of sales momentum resulting from these actions had a larger impact than expected. Continued slow market conditions affecting the sale of Chattanooga rehabilitation equipment also contributed to the decrease in this segment’s net sales.

Net sales in the International segment were $69.5 million for the third quarter of 2015, reflecting a decrease of 11.4% compared to net sales for the third quarter of 2014. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period, net sales for the third quarter of 2015 increased 2.9% compared to net sales for the third quarter of 2014.

Net sales in the Surgical Implant segment were $37.7 million for the third quarter of 2015, reflecting an increase of 58.0% compared to net sales for the third quarter of 2014, driven by sales of bone cement, which was acquired with the assets from Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”) and strong sales of hip and shoulder products. Revenue from assets acquired from Zimmer Biomet in the third quarter of 2015 was approximately $10.0M in the third quarter.

As of September 26, 2015, the Company had cash and cash equivalents of $56.7 million and available liquidity of $144.5 million under its $150 million revolving credit facility.

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Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 2:00 pm Eastern; 11:00 am Pacific Time today, November 10, 2015. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business

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strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 20, 2015. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net sales	$299,998	$305,501	$890,942	$902,112
Operating expenses:
Cost of sales (exclusive of amortization, see note 1)	120,357	122,616	355,135	365,771
Selling, general and administrative	123,819	123,632	362,615	374,965
Research and development	7,712	9,159	25,351	28,500
Amortization of intangible assets	22,524	23,233	66,733	70,292
Impairment of goodwill	117,298	—	117,298	—
Impairment of intangible and other long lived assets	47,650	—	52,150	—

	439,360	278,640	979,282	839,528

Operating (loss) income	(139,362)	26,861	(88,340)	62,584

Other (expense) income:
Interest expense, net	(42,120)	(43,280)	(129,493)	(130,518)
Loss on modification and extinguishment of debt	(335)	—	(68,302)	(1,019)
Other expense, net	(3,053)	(3,464)	(6,449)	(2,932)

	(45,508)	(46,744)	(204,244)	(134,469)

Loss before income taxes	(184,870)	(19,883)	(292,584)	(71,885)
Income tax benefit (provision)	7,172	(1,250)	1,849	(10,628)

Net loss	(177,698)	(21,133)	(290,735)	(82,513)
Net income attributable to noncontrolling interests	(140)	(73)	(606)	(649)

Net loss attributable to DJO Finance LLC	$(177,838)	$(21,206)	$(291,341)	$(83,162)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $8,215 and $23,988 for the three and nine months ended September 26, 2015 and $8,645 and $25,980 for the three and nine months ended September 27, 2014, respectively

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 26, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$56,686	$31,144
Accounts receivable, net	178,742	188,060
Inventories, net	185,119	175,340
Deferred tax assets, net	24,585	24,598
Prepaid expenses and other current assets	22,415	17,172

Total current assets	467,547	436,314
Property and equipment, net	120,305	120,107
Goodwill	1,019,385	1,141,188
Intangible assets, net	769,319	868,031
Other assets	3,902	4,221

Total assets	$2,380,458	$2,569,861

Liabilities and Deficit
Current liabilities:
Accounts payable	$61,768	$62,960
Accrued interest	57,305	29,600
Current portion of debt obligations	10,550	8,975
Other current liabilities	93,518	99,145

Total current liabilities	223,141	200,680
Long-term debt obligations	2,320,337	2,233,309
Deferred tax liabilities, net	238,038	243,123
Other long-term liabilities	15,316	14,365

Total liabilities	$2,796,832	$2,691,477

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	841,144	839,781
Accumulated deficit	(1,243,753)	(952,412)
Accumulated other comprehensive loss	(16,780)	(11,603)

Total membership deficit	(419,389)	(124,234)
Noncontrolling interests	3,015	2,618

Total deficit	(416,374)	(121,616)

Total liabilities and deficit	$2,380,458	$2,569,861

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net sales:
Bracing and Vascular	$133,204	$129,218	$383,287	$366,977
Recovery Sciences	59,630	74,009	197,788	218,790
Surgical Implant	37,651	23,830	92,648	72,842
International	69,513	78,444	217,219	243,503

	$299,998	$305,501	$890,942	$902,112

Operating (loss) income:
Bracing and Vascular	$31,902	$26,275	$84,295	$71,846
Recovery Sciences	13,467	20,149	49,593	59,292
Surgical Implant	7,819	2,693	16,531	8,316
International	11,548	15,727	37,245	46,009
Expenses not allocated to segments and eliminations	(204,098)	(37,983)	(276,004)	(122,879)

	$(139,362)	$26,861	$(88,340)	$62,584

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DJO Finance LLC

Adjusted EBITDA

For the Three and Nine Months Ended September 26, 2015 and September 27, 2014

(unaudited)

Our New Senior Secured Credit Facilities, consisting of a $1,055.0 million term loan facility (including a $20.0 million delayed draw term loan facility) and a $150.0 million revolving credit facility, under which $5.0 million was outstanding as of September 26, 2015, and the Indentures governing our $1,015.0 million of 8.125% second lien notes, $298.5 million of 10.75% third lien notes, and $1.6 million of 9.75% senior subordinated notes (collectively, the “notes”) represent significant components of our capital structure. Under our New Senior Secured Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our New Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the New Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the New Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the New Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the New Senior Secured Credit Facilities. Any acceleration under the New Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the New Senior Secured Credit Facilities and the Indebtures governing those notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our New Senior Secured Credit Facilities and the Indentures governing the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our New Senior Secured Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our New Senior Secured Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation from our net loss to Adjusted EBITDA (in thousands):

	Three Months Ended		Nine Months Ended		Twelve
					Months
					Ended
	September 26,	September 27,	September 26,	September 27,	September 26,
	2015	2014	2015	2014	2015
Net loss attributable to DJO Finance LLC	$(177,838)	$(21,206)	$(291,341)	$(83,162)	$(298,713)
Interest expense, net	42,120	43,280	129,493	130,518	173,266
Income tax (benefit) provision	(7,172)	1,250	(1,849)	10,628	414
Depreciation and amortization	31,300	32,367	92,627	96,627	124,810
Non-cash charges (a)	166,023	541	171,778	377	171,259
Non-recurring and integration charges (b)	9,141	8,797	20,059	35,203	27,414
Other adjustment items (c)	5,356	5,350	80,836	10,059	85,159

Adjusted EBITDA	$68,930	$70,379	$201,603	$200,250	$283,609

(a)	Non-cash items are comprised of the following (in thousands):

	Three Months Ended		Nine Months Ended		Twelve
					Months
					Ended
	September 26,	September 27,	September 26,	September 27,	September 26,
	2015	2014	2015	2014	2015
Stock compensation expense	$298	$343	$1,450	$1,274	$2,045
Impairment of intangible assets (1)	164,278	—	168,778	—	168,778
Impairment of fixed assets	670	—	670	—	670
Loss (gain) on disposal of fixed assets and assets held for sale, net	396	198	211	(1,129)	579
Purchase accounting adjustments (2)	381	—	669	232	(813)

Total non-cash charges	$166,023	$541	$171,778	$377	$171,259

(1)	Impairment of intangible assets consisted of an estimated goodwill impairment charge of $117.3 million and an impairment charge of $47.0 million for certain indefinite and finite lived intangible assets related to the Empi reporting unit. The impairment charges resulted from declining Empi sales and profitability trends due to continuing challenges of the reimbursement environment.
(2)	Purchase accounting adjustments for the twelve months ended September 26, 2015 consisted of $0.7 million of amortization of fair market value inventory adjustments, net of $1.5 million in adjustments to the contingent consideration for Speetec.

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(b)	Non-recurring and integration charges are comprised of the following (in thousands):

	Three Months Ended		Nine Months Ended		Twelve
					Months
					Ended
	September 26,	September 27,	September 26,	September 27,	September 26,
	2015	2014	2015	2014	2015
Integration charges:
Global business unit reorganization and integration	$2,917	$655	$7,741	$8,481	$9,290
Acquisition related expenses and integration (1)	2,927	23	3,982	322	3,991
CFO transition	—	(1)	—	227	—
Litigation and regulatory costs and settlements, net (2)	1,304	1,824	3,890	4,495	5,147
Other non-recurring items (3)	913	5,372	1,808	17,022	5,137
Automation projects	1,080	924	2,638	4,656	3,849

Total non-recurring and integration charges	$9,141	$8,797	$20,059	$35,203	$27,414

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended September 26, 2015, litigation and regulatory costs consisted of $1.0 million in litigation costs related to ongoing product liability issues and $4.1 million related to other litigation and regulatory costs and settlements.
(3)	For the twelve months ended September 26, 2015, other non-recurring items consisted of $5.2 million in specifically identified non-recurring operational and regulatory projects, $0.4 million in expenses related to our Tunisia factory fire and $1.4 million in other non-recurring travel & professional fees, offset by $1.9 million in adjustments to incremental Empi bad debt expense related to the Medicare CLBP decision.

(c)	Other adjustment items before permitted pro forma adjustments are comprised of the following (in thousands):

	Three Months Ended		Nine Months Ended		Twelve
					Months
					Ended
	September 26,	September 27,	September 26,	September 27,	September 26,
	2015	2014	2015	2014	2015
Blackstone monitoring fees	$1,750	$1,750	$5,250	$5,250	$7,000
Non-controlling interests	140	74	606	649	929
Loss on modification and extinguishment of debt (1)	335	—	68,302	1,019	68,221
Other (2)	3,131	3,526	6,678	3,141	9,009

Total other adjustment items	$5,356	$5,350	$80,836	$10,059	$85,159

(1)

Loss on modification and extinguishment of debt for the twelve months ending September 26, 2015 consisted of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.6 million of

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arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing. Loss on modification and extinguishment of debt for the nine months ending September 27, 2014 consists of $0.4 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

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